Exhibit 5.1

LEGAL OPINION OF HOGAN & HARTSON L.L.P.

August 8, 2002

Board of Directors
LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102

Ladies and Gentlemen:

We are acting as counsel to LCC International, Inc., a Delaware corporation (the “Corporation”), in connection with its registration, pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”), of 500,000 of the Corporation’s Class A Common Stock, par value $.01 per share (the “Shares”), issuable under the Corporation’s Employee Stock Purchase Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	Copy of the Plan, as certified by the Secretary of the Corporation on the date hereof as being complete, accurate, and in effect.

3.	The Restated Certificate of Incorporation of the Corporation, as certified by the Secretary of State of the State of Delaware on July 3, 2002, and by the Secretary of the Corporation on the date hereof as being complete, accurate, and in effect.

4.	The Amended and Restated Bylaws of the Corporation, as certified by the Secretary of the Corporation on the date hereof as being complete, accurate, and in effect.

5.	Resolutions of the Board of Directors of the Corporation adopted at a meeting held on February 5, 2002, as certified by the Secretary of the Corporation on the date hereof as being complete, accurate and in effect.

6.	Resolutions of the stockholders of the Corporation adopted at a meeting held on May 23, 2002, as certified by the Secretary of the Corporation on the date hereof as being complete, accurate and in effect.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.